            Exhibit 10.48

IDACORP, Inc.
IDAHO POWER COMPANY

DEFERRED COMPENSATION AGREEMENT

AGREEMENT by and between __________________ ("Director") and [IDACORP, Inc.]  [Idaho Power Company] ("Corporation");

                                                             W I T N E S S E T H:

WHEREAS, Director is a member of the Board of Directors ("Board") of the Corporation; and

WHEREAS, Director desires to enter into the arrangement hereinafter set forth as an alternative payment arrangement for all or a portion of Director's fees for services as a member of the Board;

NOW, THEREFORE, in consideration of the premises, the Corporation and Director hereby agree as follows:

1.         Effective Date of Agreement and Elections.  This Agreement and the elections set forth in Sections 2 and 3 below shall be effective upon delivery of the completed and executed Agreement to the Secretary of the Corporation no later than January 1, 200[  ].

2.         Election to Defer Fees.  Director hereby irrevocably elects to defer receipt of the portion indicated below of the fees, including, without limitation, any monthly fee, Board meeting fee or committee meeting fee ("Fees"), that Director will become entitled to receive for services as a member of the Board for the period January 1, 200[  ], until such time that the Director ceases to be a member of the Board; provided, however, Director shall have the option in December of each year to amend or terminate the Agreement, provided that such amendment or termination shall be prospective only and shall become effective on the first business day of the calendar year following the year in which the Director chooses to amend or terminate the Agreement.  (Choose one)

(a)        For the time period commencing January 1, 200[  ].

(i)         ___      All Director Fees are to be deferred.   Director shall make payments by check to Company to cover any applicable Benefit Plan costs including Medical Plan, Dental Plan, and Accidental Death and Dismemberment Insurance, or the Company will bill you.  Please contact Scott Carrell in the Human Resources Department regarding payment options.

 (ii)       ___      A portion of Director Fees sufficient to cover Medical Plan, Dental Plan, and Accidental Death and Dismemberment Insurance are not to be deferred.  Scott Carrell in the Human Resources Department can assist in determining how much should not be deferred.

3.         Election of Method of Payment of Deferred Fees to Director.  Director hereby irrevocably elects to have the deferred Fees paid to Director, or as provided in Section 5 of the Agreement, according to the following election:  (Choose One)

(a)        ___      a payment of cash as soon as practicable after the first business day of the calendar year following the year in which Director ceases to be a member of the Board, such amount equal to the credit balance of Director's interest account as provided in Section 4 below.

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(b)        ___      in a series of ____ annual cash installment payments (not more than 10) commencing on the first business day of the calendar year following the year in which Director ceases to be a member of the Board.  The unpaid credit balance of the deferred Fees shall continue to be adjusted, as provided in Section 4 of this Agreement, during the period that Director or Director's beneficiary is receiving such installment payments.

4.         Deferred Fees Treated as if Earning Interest.  All deferred Fees shall be credited to an account established and maintained to record such deferred Fees (an "interest account").  Credits will accrue to the interest account on the date such deferred Fees would otherwise have been paid to Director.  Thereafter, interest on the balance of Fees deferred prior to 2009 in the interest account will be credited with the preceding month's average Moody's Long-Term Corporate Bond Yield for utilities (the "Moody's Rate")  plus three percent until January 1, 2019 when the interest rate will change to the Moody's Rate.  Interest on the balance of Fees that Director defers for service as a member of the Board beginning January 1, 2009 or thereafter in the interest account will be credited with interest at the Moody's Rate, rather than at the Moody's Rate plus three percent.  Interest is calculated on a pro rata basis each month using a 360-day year and the average Moody's Rate for the preceding month.

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5.         Designation of Beneficiary.  Director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made under Section 3 of this Agreement upon Director's death.  At any time, and from time to time, any such designation may be changed or canceled by Director without the consent of any beneficiary.  Any such designation, change or cancellation must be by written notice filed with

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the Secretary of the Corporation and shall not be effective until received by the Secretary of the Corporation.  If Director designates more than one beneficiary, any payments under Section 3 of this Agreement to such beneficiaries shall be made in equal amounts unless Director has designated otherwise, in which case the payments shall be made in the amounts designated by the Director.  If no beneficiary has been named by Director, or the designated beneficiaries have predeceased Director, Director's beneficiary shall be the Director's estate.  If any dispute shall arise as to the entitlement of any person to any portion of the deferred Fees, the Corporation's obligations under this Agreement will be satisfied if it makes payment to Director's estate.

6.         Payment of Deferred Fees in the Event of Death.  In the event of the death of Director while a member of the Board or prior to the full payment to Director of the Fees deferred under this Agreement then the credit balance remaining in Director's interest account shall be paid in a single lump sum payment to Director's designated beneficiary or beneficiaries.  If no beneficiary has been named by Director, or the designated beneficiaries have predeceased Director, Director's beneficiary shall be the Director's estate.  Such single sum payment shall be made as soon as practicable after the death of Director.  If any dispute shall arise as to the entitlement of any person to any portion of the deferred Fees, the Corporation's obligations under this Agreement will be satisfied if it makes payment to Director's estate.

7.         No Right to Continue as a Director.  Nothing in this Agreement shall be construed as conferring upon Director any right to continue as a member of the Board.

8.         No Right to Corporate Assets.  Nothing in this Agreement shall be construed as giving Director, Director's designated beneficiaries or any other person any equity or interest of any kind in the assets of the Corporation or creating a trust of any kind or a fiduciary relationship of any kind between the Corporation and any such person.  As to any claim for payments due under the provisions of this Agreement, Director, Director's designated beneficiaries and any other persons having a claim for payments shall be unsecured creditors of the Corporation.

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9.         Withholding by Corporation.  The Corporation shall have the right to deduct from any amount payable to Director or Director's beneficiary, sums required by any governmental authority to be withheld and paid to such governmental authority with respect to such amount.

10.       No Limit on Further Corporate Action.  Nothing contained in this Agreement shall be construed so as to prevent the Corporation from taking any corporate action which is deemed by the Corporation to be appropriate or in its best interest.

11.       Assignment; Successors in Interest.  The rights and benefits of Director under this Agreement are personal to Director, and neither Director nor Director's designated beneficiaries shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber any payments to be made under this Agreement, except as provided in Section 5 above.

The provisions of the Agreement shall enure to the benefit of Director's designated beneficiaries, heirs, executors, administrators and successors in interest, and to the benefit of the Corporation's assigns and successors in interest.

12.       Governing Law.  This Agreement shall be interpreted in accordance with, and all rights thereunder shall be governed by and construed in accordance with, the laws of the State of Idaho.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this ____ day of January, 200[  ].

By ______________________________

IDACORP, Inc.
IDAHO POWER COMPANY
By ______________________________

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